S H A R E H O L D E R L E T T E R Q 2 2 0 2 3   |   A U G U S T 2 , 2 0 2 3

THE WORLD IS A BETTER PLACE WITH MORE CREATORS IN IT

This is at the core of our business because we believe that our technology can change the world. Our products give creators the tools to not just entertain but to create innovative real-time 3D (RT3D) experiences and deliver better processes for almost every industry.

© 2023 Unity Technologies

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© 2023 Unity Technologies — 3 $297 9% $451 43% $500 56% $533 80% $323 13% Unity had a strong second quarter, with revenue and adjusted EBITDA exceeding guidance. Revenue of $533 million compares to guidance of $510 to $520 million and represents +80% year-over-year growth, +11% year-over-year on a pro-forma basis. GAAP net loss was $193 million and adjusted EBITDA was $99 million, an improvement of $136 million year-over-year. This compares to our adjusted EBITDA guidance range of $50 to $60 million. Free cash flow for the quarter was $33 million, which is reduced by one-time payments related to our restructuring. We estimate that for the second quarter of 2023, we grew revenue faster than the markets in which we compete, and expect to continue to do so for the balance of the year. We are encouraged by the progress on profitability with second quarter adjusted EBITDA margins of 18.5%, which compares to 6.5% in the first quarter of this year and negative 12.7% in the second quarter of the prior year. Our margin expansion was driven by strong operating expense management, enabled by portfolio choices, productivity improvements across teams, more efficient cloud usage and other optimizations. A S T R O N G S E C O N D Q U A R T E R Record Quarter, Beat on the Top and Bottom Line, Guidance Increase $500 $400 $300 $200 $100 $0 $ in m ill io ns → Financial overview 2% 9% 4.6% (9.7%)(12.7%) 6.5% 18.5% 11% ($38) GAAP Net loss ($204) ($250) ($288) ($254) ($193) $32 $99 $21 $32 ($31) Q2 2022 Q3 2022 Q4 2022 Q1 2023 Q2 2023 Total revenue (Y/Y%) Adjusted EBITDA Pro Forma (Y/Y%) Adjusted EBITDA margin Pro forma percentages reflect the consolidated results giving effect to the ironSource merger as if it had occurred on January 1, 2021 as disclosed in our Form 10-K for fiscal year 2022, combining the historical financial results of ironSource with ours, with adjustments to give effect to pro forma events that are directly attributable to the acquisition, including for intercompany revenue and amortization for intangible assets acquired . The amounts used to calculate the pro forma percentages are consistent with disclosure required under GAAP. Such percentages are provided for illustrative purposes only and not necessarily indicative of future periods and do not give effect to the potential impact of current financial conditions, future revenues, regulatory matters, or any anticipated synergies, operating efficiencies, or cost savings that may be associated with the ironSource merger.

© 2023 Unity Technologies — 4 Create Solutions second quarter revenue of $193 million was up 17% year-over-year. Revenue growth was driven by our core subscription business which was up 22% year-on-year excluding China. This quarter, Create Solutions delivered significant innovation and business model enhancements across our product lines. We continue to reduce our reliance on Professional Services as we build a scalable and profitable business. Excluding Strategic Partnerships, Create Solutions revenue also grew 17% year-over-year. Industries (beyond games) represent 30% of the total Create Solutions revenue, same as in the fourth quarter of 2022. As mentioned above, we made the decision to be less Professional Service centric and increase our focus on subscription and consumption models to scale a profitable business, leveraging our partnerships such as Capgemini and Booz Allen. Grow Solutions revenue of $340 million was up 157% year-over-year and up 7% on a pro-forma basis, an acceleration from the 9% pro-forma year-over-year decline in the first quarter. Quarter- over-quarter growth was 9%. We estimate that the ads market was flat sequentially. To note, the ads market in the prior year was still elevated from the impact of COVID. This quarter Create Solutions delivered significant innovation to enable creators. The Unity Industry SKU↗ was launched for managed customers last quarter. This offering provides additional support and features specifically designed for Industry use cases. Priced at $4,950 per year per license, Unity Industry has been the fastest growing Unity SKU we have ever launched. This SKU was launched for online customers in July. Unity 2022 LTS↗ The latest version of our Long-Term Stable release was launched to all customers on June 2nd. Within the first 30 days, over 25% of Unity active creators have migrated to 2022 LTS, making it one of the fastest release adoptions ever. With Unity 2022 LTS, creators can build more ambitious games with Data Oriented Tech Stack (DOTS) 1.0, build native multiplayer games easier and create more complex games. Unity PolySpatial↗ was announced on stage at WWDC in June, offering seamless integration with the Unity Editor and allowing creators to build experiences that run in visionOS, leveraging the amazing features of Apple Vision Pro. “We know there is a huge community of developers who have been building incredible 3D experiences using Unity’s robust authoring tools, and we’re so excited to bring their apps to Apple Vision Pro,” said Mike Rockwell, Apple’s VP of the Vision Products Group. “Unity-based apps and games run natively on Apple Vision Pro, so they have access to visionOS features including pass-through and high-resolution rendering, and will take full advantage of the powerful and unique capabilities of Apple Vision Pro.” C R E A T E S O L U T I O N S

© 2023 Unity Technologies — 5 Unity Cloud. The Unity Cloud Platform is the next step in our vision toward offering a more collaborative and cloud-enabled future for RT3D creation. This is important as great RT3D experiences are built by multi-disciplinary teams. In Q2, we introduced the Unity Cloud Platform in private beta with an expected general availability launch in Q4. The Unity Cloud Platform will become the home for all of Unity services with every customer use-case solved through a seamless and holistic platform. The Unity Cloud Platform will bring our products together, making it easier for our customers to leverage multiple Unity services and easily transition from creating a RT3D application to distributing and running a live immersive RT3D experience. The Unity Cloud Platform will be included with our subscription offerings and will have add-on consumption services. As the backbone of our connected ecosystem, the data our customers store with us will also help us make better recommendations and power customer-specific AI models to help improve efficiency. Unity Muse and Unity Sentis↗ We believe that in time, every pixel, every object, every system in every game will be touched by AI, at creation time and at run time. We believe that we have incredible traction with AI – an investment we started years ago as the cornerstone of our strategy to transform our customers’ respective industries. We announced our two new AI platforms, Muse and Sentis, as well as the Unity AI marketplace – all part of a critical milestone in our strategy to unleash the power of AI for Unity developers, enabling them to create more engaging gameplay and RT3D experiences. Muse combines a powerful set of tools accessible in the Unity Editor and on the web, enabling faster creation of assets and animations without workflow interruption. Sentis harnesses the power of Unity’s Runtime, allowing creators to deploy neural networks across any platform supported by Unity and will allow developers to imagine and deliver the most interactive and dynamic experiences. The AI marketplace on the Unity Asset Store includes verified solutions for AI-driven game development, allowing Unity developers to accelerate creation of RT3D content, experiences, and games. We are receiving positive feedback on Unity Muse and Unity Sentis from our closed beta customers. We anticipate rolling out broad availability and pricing in the upcoming quarters, which will be based on subscription and ratable business models. Pricing. We see the impact of last year’s price increase flow through as we create more value for our customers through innovation and additional features, and we are capturing a portion of that incremental value. We plan to continue to make progress in this area across the Unity Editor and the Unity Runtime. Games made with Unity continue to excel. Two great examples are Humanity by Enhance and tha Itd., and CONVERGENCE: A League of Legends Story™ by Riot Forge, both of which have received critical acclaim. Beyond gaming, customers continue to see digital twins and RT3D capabilities as a strategic imperative across industries. This quarter we launched a Digital Twin marketing campaign featuring JTC, Singapore’s leading government industrial developer. JTC is using Unity as one of the key platforms to create the digital twin technology of its Open Digital Platform (ODP). The ODP will connect and monitor disparate data systems to drive operational efficiency and enhance sustainability in Punggol Digital District - Singapore’s first smart and sustainable district. In summary, Create Solutions is focused on delivering value to creators. This includes supporting breakthrough new platforms like Apple’s VisionPro, disruptive technology such as generative AI, and transforming our core services and products for games and other industries.

© 2023 Unity Technologies — 6 G U I D A N C E We are pleased with the progress in the first half of the year. We are committed to creating shareholder value through revenue growth, margin expansion, and free cash flow per share. We became profitable on an adjusted EBITDA basis in the fourth quarter of 2022 and have been building margins since then. We were free cash flow positive in the second quarter of 2023 and plan to build margins from here. Our next milestone is to become profitable on a GAAP basis. For the third quarter, we are guiding revenue of $540 to $550 million, an increase of 67% to 70% year-over-year and 7% to 9% on a pro-forma basis. Our guidance assumes that the game ads market will be relatively flat throughout the balance of the year, other than normal seasonality. We are assuming a continuation of a soft market in China and additional planned deceleration in Professional Services. We are guiding adjusted EBITDA to $90 to $100 million. For the year, we are taking into account our good first half execution balanced against an ongoing uncertain economic environment. For revenue, we are increasing the low-end of the revenue guide by $40 million to $2,120 - $2,200 million, an increase of 52% to 58% year-over-year and 5% to 9% on a pro-forma basis. We are guiding adjusted EBITDA to $320 to $340 million, up from our prior guide of $250 to $300 million. We continue to be committed to reach $1 billion adjusted EBITDA run-rate by the end of 2024. We expect 477 million of fully diluted shares at the end of the third quarter and 488 million at the end of the fiscal year. These estimates do not include the impact of any future repurchases that we may choose to make under our previously announced stock repurchase program. Grow Solutions executed well this quarter. We are proud to see industry leaders such as Supercell and Sega joining LevelPlay this quarter. Supersonic continues to expand with five new games published last quarter, bringing our portfolio to 90 games. Supersonic has published several of the most downloaded games in the United States, such as Bridge Race, Going Balls and Tall Man Run. We are also helping apps beyond games build scalable businesses. This quarter we partnered with one of the leading dating apps in the world, Tinder, to power their video ad monetization. Expanding beyond games is part of our goal of providing the most comprehensive platform for the App Economy, adding value to customers. While we have used various AI algorithms for years, this past quarter we made significant improvements based on the combined AI capabilities from Unity and ironSource, enabling us to deliver stronger ROI to our customers. We expect further improvements in the coming quarters. The integration of ironSource and Unity is progressing as planned. The organization is now fully operational as one business unit. We are capturing synergies from combining Unity’s Operate business (excluding UGS) with ironSource. The next step is to capture synergies between Create and Grow to create more value for customers and introduce new business models. G R O W S O L U T I O N S 1 A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to the uncertainty of expenses that may be incurred in the future and cannot be reasonably determined or predicted at this time, although it is important to note that these factors could be material to Unity’s results computed in accordance with GAAP.

© 2023 Unity Technologies — 7 A P P E N D I X Cautionary Statement Regarding Forward-Looking Statements This shareholder letter and the earnings call referencing this shareholder letter contain “forward-looking statements,” as that term is defined under federal securities laws, including, but not limited to, statements regarding Unity’s third quarter and full-year 2023 outlook and future financial performance, including the growing demand for real-time 3D solutions and services; expectations for success, including our ability to create value for creators and our shareholders; and our attainment of sustainable and profitable long-term growth; the impacts of AI on our operations and financial results, including that it will be accretive to both our growth and profitability; our workforce and resources, including our plans and ability to manage costs, improve margins and become more efficient and more productive, streamlined and efficient and to strengthen our culture; the expected profitability and ability to generate positive free cash flow, including as a result of the ironSource merger; business plans, priorities and objectives, potential market and growth opportunities; product features, functionality, and expected benefits to the business and Unity’s customers; competitive position; product strategies and future product and platform features; technological or market trends; and our industry environment, including regarding the ads market; and our expectation that our revenue will grow faster than the market; our expectations regarding increased adoption of digital twins and improved performance in China; and our ability expectation to accelerate revenue build market share in both Create Solutions and Grow Solutions throughout the year and build market share in Grow Solutions. The words “aim,” “believe,” “may,” “will,” “estimate,” “continue,” “intend,” “expect,” “plan,” “project,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward- looking statements. Risks include, but are not limited to: (i) the impact of macroeconomic conditions, such as inflation and actions taken by central banks to counter inflation, liquidity concerns and failures of banks and other financial institutions, and potential economic recession, on our business, as well as our customers, prospects, partners, and service providers; (ii) our ability to achieve and sustain profitability; (iii) our ability to retain existing customers– including ironSource customers–and expand the use of our platform; (iv) our ability to further expand into new industries and attract new customers; (v) the impact of any changes of terms of service, policies or technical requirements from operating system platform providers or application stores which may result in changes to our or our customers’ business practices; (vi) our ability to maintain favorable relationships with hardware, operating system, device, game console and other technology providers; (vii) our ability to compete effectively in the markets in which we participate; (viii) breaches in our security measures, unauthorized access to our platform, our data, or our customers’ or other users’ personal data; (ix) our ability to manage growth effectively; (x) the rapidly changing and increasingly stringent laws, regulations, contractual obligations and industry standards that relate to privacy, data security and the protection of children; (xi) our ability to successfully integrate ironSource’s technology and business and realize the intended benefits from the ironSource merger, and related costs and expenses; (xii) the effectiveness of the reduction of employee roles in positioning the company for future growth; and (xiii) Unity’s ability to leverage its offerings as a result of the rise of generative AI technologies; and (xiv) Unity’s expectation that AI will be accretive to both its growth and profitability . Further information on these and additional risks that could affect Unity’s results is included in our filings with the Securities and Exchange Commission (SEC), including our Quarterly Report on Form 10-Q, filed with the SEC on May 10, 2023, and our future reports that we may file with the SEC from time to time, which could cause actual results to vary from expectations. Copies of reports filed with the SEC are available on the Unity Investor Relations website. Statements herein speak only as of the date of this release, and Unity assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release except as required by law.

© 2023 Unity Technologies — 8 → Fully Diluted Shares Outstanding Detail → Customer Metrics: $100K Customers and Net Dollar Expansion Rate Customers > $100K Dollar-Based Net Expansion Rate Shares Outstanding 2022 2023 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Estimate Estimate Basic Shares Outstanding 298,028 300,587 374,243 378,374 383,291 Stock Options Outstanding 27,187 26,822 35,719 34,461 32,342 RSUs and PVUs 16,852 29,943 38,105 36,079 32,165 2026 Convertible Notes 5,588 5,588 5,588 5,588 5,588 2027 Convertible Notes - - 20,454 20,454 20,454 Fully Diluted Shares Outstanding 347,654 362,941 474,108 474,953 473,837 477,000 488,000 Shares in thousands; end of period. 1,3301,3221,3401,0751,085888 973 1,052 1,083 175% 150% 125% 100% 75% 50% 25% 0% 1,500 1,250 1,000 750 500 250 0 Q2 2021 142% 135% 121% 111% 116% 107% 106% 142% 140% Q3 2021 Q4 2021 Q1 2022 Q2 2022 Q3 2022 Q4 2022 Q1 2023 Q2 2023 Our dollar-based net expansion rate compares our Create and Grow Solutions revenue, excluding Strategic Partnerships and, starting in the first quarter of 2023, Supersonic, from the same set of customers across comparable periods, calculated on a trailing 12-month basis. Had we excluded Supersonic in the fourth quarter of 2022, the dollar-based net expansion rate would have been 118%. Our dollar-based net expansion rate as of June 30, 2023 and 2022, was driven primarily by the sales of additional subscriptions and services to our existing Create Solutions customers and cross-selling our solutions to all of our customers. The decrease in dollar-based net expansion rate, compared to the comparable prior year period, is primarily attributable to Grow Solutions and follows a similar trend to the revenue decrease seen from those solutions prior to the ironSource Merger due to softness in the advertising market.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States (GAAP) we use certain non-GAAP financial measures, as described below, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe the following non-GAAP measures are useful in evaluating our operating performance. We are presenting these non-GAAP financial measures because we believe, when taken collectively, they may be helpful to investors because they provide consistency and comparability with past financial performance. In the future, we may also exclude non-recurring expenses and other expenses that do not reflect our overall operating results.

However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. As a result, our non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered in isolation or as a substitute for our consolidated financial statements presented in accordance with GAAP.

We define adjusted EBITDA as net income or loss excluding benefits or expenses associated with stock-based compensation, acquisitions, restructurings and reorganizations, depreciation, amortization of acquired intangible assets, interest, income tax, and other non-operating activities, which primarily consist of foreign exchange rate gains or losses.

Adjusted EBITDA Reconciliation

$ in thousands

	2022			2023	
	Q2	Q3	Q4	Q1	Q2
Revenue	**$ 297,043**	**$ 322,881**	**$ 450,975**	**$ 500,361**	**$ 533,478**
GAAP net loss	(204,158)	(250,021)	(287,754)	(253,703)	(193,324)
Add:					
Stock-based compensation expense	105,995	154,479	173,917	163,028	157,538
Amortization of intangible assets expense	33,131	33,419	73,299	97,920	98,702
Depreciation of property and equipment	9,505	10,071	10,679	11,640	12,204
Restructuring and reorganization costs	7,950	909	5,957	14,130	24,847
Acquisition-related costs	3,437	9,576	27,371	729	159
Legal settlement costs	-	-	3,250	-	(3,250)
Interest expense	1,123	1,135	4,035	6,129	6,142
Interest income and other expense, net	3,058	(2,208)	(7,101)	(13,615)	(9,061)
Income tax expense	2,311	11,468	17,060	6,205	4,791
Adjusted EBITDA	**$ (37,648)**	**$ (31,172)**	**$ 20,713**	**$ 32,463**	**$ 98,748**
GAAP Net Loss margin	*(69%)*	*(77%)*	*(64%)*	*(51%)*	*(36%)*
Adjusted EBITDA margin	*(13%)*	*(10%)*	*5%*	*6%*	*19%*

© 2023 Unity Technologies

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© 2023 Unity Technologies — 10 ThreeMonthsEnded June30, 2023 2022 GAAPgrossprofit $ 374,651 $ 200,207 Add: Stock-based compensation expense 19,801 11,839 Amortization of intangible assets expense 34,480 7,630 Depreciation expense 2,385 1,480 Restructuring and reorganization costs 2,944 264 Adjustedgrossprofit $ 434,261 $ 221,420 GAAP gross margin 70% 67% Adjusted gross margin 81% 75% Operatingexpensesreconciliation Researchanddevelopment GAAPresearchanddevelopmentexpense $ 267,955 $ 215,960 Stock-based compensation expense (71,058) (49,981) Amortization of intangible assets expense (18,449) (18,521) Depreciation expense (5,626) (4,729) Restructuring and reorganization costs (14,324) (1,896) Non-GAAPresearchanddevelopmentexpense $ 158,498 $ 140,833 GAAP research and development expense as a percentage of revenue 50% 73% Non-GAAP research and development expense as a percentage of revenue 30% 47% Salesandmarketing GAAPsalesandmarketingexpense $ 209,131 $ 100,908 Stock-based compensation expense (34,680) (23,194) Depreciation expense (1,867) (1,954) Amortization of intangible assets expense (45,773) (6,980) Restructuring and reorganization costs (5,912) (1,582) Non-GAAPsalesandmarketingexpense $ 120,899 $ 67,198 GAAP sales and marketing expense as a percentage of revenue 39% 34% Non-GAAP sales and marketing expense as a percentage of revenue 23% 23% UNITY SOFTWARE INC. Non-GAAP Reconciliation (In thousands)

© 2023 Unity Technologies — 11 ThreeMonthsEnded June30, 2023 2022 Generalandadministrative GAAPgeneralandadministrativeexpense $ 89,017 $ 81,005 Stock-based compensation expense (31,999) (20,981) Depreciation expense (2,326) (1,343) Acquisition-related costs (159) (3,437) Restructuring and reorganization costs (1,667) (1,893) Legal settlement costs 3,250 — Non-GAAPgeneralandadministrativeexpense $ 56,116 $ 51,036 GAAP general and administrative expense as a percentage of revenue 17% 27% Non-GAAP general and administrative expense as a percentage of revenue 11% 17% UNITY SOFTWARE INC. Non-GAAP Reconciliation (In thousands)

© 2023 Unity Technologies — 12  Asof June30,2023 December30,2022 Assets Current assets: Cash and cash equivalents $ 1,640,926 $ 1,485,084 Short-term investments — 101,711 Accounts receivable, net 632,032 633,775 Prepaid expenses and other 121,406 144,070 Total current assets 2,394,364 2,364,640 Property and equipment, net 135,387 121,863 Goodwill 3,200,955 3,200,955 Intangible assets, net 1,725,438 1,922,234 Other assets 230,702 224,293 Total assets $ 7,686,846 $ 7,833,985 Liabilitiesandstockholders’equity Current liabilities: Accounts payable $ 18,580 $ 20,221 Accrued expenses and other 295,524 326,339 Publisher payables 445,950 445,622 Deferred revenue 215,012 218,102 Total current liabilities 975,066 1,010,284 Convertible notes 2,709,442 2,707,171 Long-term deferred revenue 78,859 103,442 Other long-term liabilities 255,604 258,959 Total liabilities 4,018,971 4,079,856 Commitments and contingencies Redeemable noncontrolling interests 215,749 219,563 Unity Software Inc. Stockholders’ equity: Common stock, $0.000005 par value: Authorized shares - 1,000,000 and 1,000,000 Issued and outstanding shares - 383,291 and 374,243 2 2 Additional paid-in capital 6,149,631 5,779,776 Accumulated other comprehensive loss (8,543) (1,691) Accumulated deficit (2,695,010) (2,249,819) Total Unity Software Inc. stockholders’ equity 3,446,080 3,528,268 Noncontrolling interest 6,046 6,298 Total stockholders’ equity 3,452,126 3,534,566 Total liabilities and stockholders’ equity $ 7,686,846 $ 7,833,985 UNITY SOFTWARE INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except par value) (Unaudited)

UNITY SOFTWARE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,			
		2023		2022		2023		2022
Revenue	$	533,478	$	297,043	$	1,033,839	$	617,169
Cost of revenue		158,827		96,836		320,791		190,669
Gross profit		374,651		200,207		713,048		426,500
Operating expenses								
Research and development		267,955		215,960		548,435		437,000
Sales and marketing		209,131		100,908		425,258		204,847
General and administrative		89,017		81,005		185,791		153,480
Total operating expenses		566,103		397,873		1,159,484		795,327
Loss from operations		(191,452)		(197,666)		(446,436)		(368,827)
Interest expense		(6,142)		(1,123)		(12,271)		(2,234)
Interest income and other expense, net		9,061		(3,058)		22,676		(2,117)
Loss before income taxes		(188,533)		(201,847)		(436,031)		(373,178)
Provision for income taxes		4,791		2,311		10,996		8,535
Net loss		(193,324)		(204,158)		(447,027)		(381,713)
Net loss attributable to noncontrolling interest and redeemable noncontrolling interests		(1,164)		—		(1,836)		—
Net loss attributable to Unity Software Inc.		(192,160)		(204,158)		(445,191)		(381,713)
Net loss		(193,324)		(204,158)		(447,027)		(381,713)
Other comprehensive income (loss), net of taxes:								
Change in foreign currency translation adjustment		(12,155)		(366)		(8,998)		(347)
Change in unrealized losses on short-term investments		—		(1,291)		—		(5,719)
Change in unrealized gains on derivative instruments		616		—		289		—
Comprehensive loss	$	(204,863)	$	(205,815)	$	(455,736)	$	(387,779)
Comprehensive income attributable to noncontrolling interest and redeemable noncontrolling interests:								
Net loss attributable to noncontrolling interest and redeemable noncontrolling interests		(1,164)		—		(1,836)		—
Foreign currency translation attributable to noncontrolling interest and redeemable noncontrolling interests		(2,506)		—		(1,857)		—
Comprehensive loss attributable to noncontrolling interest and redeemable noncontrolling interests		(3,670)		—		(3,693)		—
Comprehensive loss attributable to Unity Software Inc.	$	(201,193)	$	(205,815)	$	(452,043)	$	(387,779)
Basic and diluted net loss per share attributable to Unity Software Inc.	$	(0.51)	$	(0.69)	$	(1.18)	$	(1.29)
Weighted-average shares used in computation of basic and diluted net loss per share		380,355		296,849		378,145		295,602

© 2023 Unity Technologies

—13

UNITY SOFTWARE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30	
	2023	2022	2023	2022
Operating activites				
Net loss	$ (193,324)	$ (204,158)	$ (447,027)	$ (381,713)
Adjustments to reconcile net loss to net cash used in operating activities:				
Depreciation and amortization	111,079	42,636	220,639	84,108
Stock-based compensation expense	157,534	118,242	320,562	221,669
Other	1,142	2,630	1,521	5,890
Changes in assets and liabilities, net of effects of acquisitions:				
Accounts receivable, net	(19,380)	10,341	1,633	17,873
Prepaid expenses and other	15,260	1,091	22,849	(8,025)
Other assets	13,142	8,465	24,311	13,333
Accounts payable	(10,519)	(620)	(3,069)	(582)
Accrued expenses and other	(26,422)	13,178	(33,727)	(16,468)
Publisher payables	28,084	(16,226)	328	(40,006)
Other long-term liabilities	(19,500)	(7,049)	(37,802)	(15,663)
Deferred revenue	(9,453)	(11,400)	(27,674)	178,014
Net cash provided by (used in) operating activities	47,643	(42,870)	42,544	58,430
Investing activities				
Purchases of short-term investments	—	(68,134)	(212)	(150,911)
Proceeds from principal repayments and maturities of short-term investments	—	130,466	102,673	231,349
Purchases of non-marketable investments	(500)	—	(500)	(15,000)
Sales of non-marketable investments	—	1,000	—	1,000
Purchases of property and equipment	(14,118)	(15,428)	(28,468)	(30,357)
Business acquisitions, net of cash acquired	—	(2,010)	—	(25,647)
Net cash provided by (used in) investing activities	**(14,618)**	**45,894**	**73,493**	**10,434**
Financing activities				
Proceeds from issuance of common stock from employee equity plans	19,973	7,502	41,944	37,718
Net cash provided by financing activities	19,973	7,502	41,944	37,718
Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(11,936)	(78)	(8,785)	(41)
Increase in cash, cash equivalents, and restricted cash	41,062	10,448	149,196	106,541
Cash and restricted cash, beginning of period	1,613,822	1,162,692	1,505,688	1,066,599
Cash, cash equivalents, and restricted cash, end of period	**$ 1,654,884**	**$ 1,173,140**	**$ 1,654,884**	**$ 1,173,140**

© 2023 Unity Technologies

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